UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 5, 2019

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box HM 2267, Windsor Place 3rd Floor
22 Queen Street, Hamilton HM JX Bermuda                         N/A
(Address of principal executive offices)                          (Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market	LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate	ESGRP	The NASDAQ Stock Market	LLC
Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share
Depositary Shares, Each Representing a 1/1,000th Interest	ESGRO	The NASDAQ Stock Market	LLC
in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 5, 2019, Enstar Group Limited (the “Company”) and certain of its subsidiaries, as guarantors, and its wholly-owned subsidiary Cavello Bay Reinsurance Limited ("Cavello Bay"), as borrower, entered into an unsecured $600 million letter of credit facility agreement (the "Facility Agreement") with the lenders party thereto and National Australia Bank Limited, London Branch (“NAB”) as administrative agent and issuing bank, and NAB and The Bank of Nova Scotia as joint bookrunners, joint lead arrangers and syndication agents.
Cavello Bay will draw $445 million of letters of credit under the Facility Agreement and post them as collateral in connection with the adverse development cover provided to Maiden Reinsurance Ltd. ("Maiden Re") as discussed below under "Item 8.01. Other Events."
Pursuant to the Facility Agreement, Cavello Bay has the option to increase the commitments in an aggregate amount up to $75 million from the existing lenders or through the addition of one or more new lenders, subject to the terms of the Facility Agreement.
Unless terminated earlier in accordance with its terms, the Facility Agreement will expire one year from its effective date, subject to the right of Cavello Bay to request up to three extensions of one year each. The Facility Agreement imposes various financial and business covenants on the Company and its subsidiaries, including certain limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, and limitations on liens.
During the existence of any event of default (as defined in the Facility Agreement), the administrative agent may require the immediate deposit of cash collateral in an amount based on a percentage excess of the total letter of credit obligations then outstanding under the Facility Agreement.
The foregoing description of the Facility Agreement is qualified by reference to the full text of the Facility Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
On August 5, 2019, the Company completed a transaction pursuant to the previously announced Master Agreement with Maiden Holdings, Ltd. and Maiden Reinsurance Ltd. (“Maiden Re”) to provide adverse development cover reinsurance to Maiden Re, effective January 1, 2019. In the transaction, Maiden Re ceded and Cavello Bay assumed as retrocessionaire Maiden Re's liability under its quota share agreement with the Bermuda subsidiary (“AmTrust Bermuda”) of AmTrust Financial Services, Inc. (“AmTrust”). The adverse development cover reinsurance is for losses incurred on or prior to December 31, 2018 in excess of a $2.178 billion retention up to a $600 million limit. Cavello Bay's reinsurance performance obligations in the transaction are collateralized in accordance with a Master Collateral Agreement among Cavello Bay, Maiden Re, AmTrust and certain subsidiaries of AmTrust. In the transaction, Cavello Bay will receive $445 million of premium and post $445 million of collateral in the form of letters of credit under the Facility Agreement described above. Settlement of funding will occur no later than August 12, 2019, and Maiden Re will pay the Company approximately $7.3 million in interest on the adverse development cover reinsurance premium accruing from January 1, 2019.
The retention, limit and premium were reduced from the previously announced transaction following the parties’ agreement to include only losses under the Bermuda quota share agreement between Maiden Re and AmTrust Bermuda.

Item 9.01. Financial Statements and Exhibits
Exhibits

Exhibit No.	Description

10.1
Letter of Credit Facility Agreement, dated as of August 5, 2019, by and among Enstar Group Limited and certain of its subsidiaries, National Australia Bank Limited, London Branch, The Bank of Nova Scotia and each of the lenders party thereto.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: August 7, 2019	By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer